UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
SCHEDULE 13D Under the Securities Exchange Act of 1934 (Amendment No. 2)*
Jones Energy, Inc.
(Name of Issuer)

Class A common stock, par value $0.001 per share
(Title of Class of Securities)

48019R108
(CUSIP Number)

Metalmark Capital II LLC

1177 Avenue of the Americas, 40th Floor

New York, NY 10036

Attn: Kenneth F. Clifford

 Telephone: (212) 823-1915

Copies to:

John A. Bick, Esq.

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Telephone: (212) 450-4000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 19, 2015
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d–1(e), 240.13d–1(f) or 240.13d–1(g), check the following box. 

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d–7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	48019R108

1	NAMES OF REPORTING PERSONS MCP II (Cayman) AIF Jones Intermediate LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) (b)	☐ ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
2,973,397*
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
2,973,397*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,973,397 shares of Class A common stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
6.1%**
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	Beneficial ownership of the Class A common stock of the Issuer (“Class A Common Stock”) referred to herein is being reported hereunder solely because the reporting person directly owns 2,973,397 shares of Class B common stock of the Issuer (“Class B Common Stock”) and 2,973,397 membership interests (“JEH LLC Units”) in Jones Energy Holdings, LLC (“JEH LLC”), which are exchangeable for shares of Class A Common Stock on a one-for-one basis, pursuant to an exchange agreement described in Item 2 of this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any reporting person that it is the beneficial owner of any of the securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. See Items 2, 3, 4 and 5 of this Schedule 13D.

**	Based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units beneficially owned by the Reporting Persons (18,204,216) as of February 12, 2016 and no other JEH LLC Units, were exchanged (along with a corresponding number of shares of Class B Common Stock) for newly-issued shares of Class A Common Stock on a one-for-one basis, for a combined total of 48,723,369 shares of Class A Common Stock.

CUSIP No.	48019R108

1	NAMES OF REPORTING PERSONS MCP II Jones Intermediate LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐
(b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
3,357,483*
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
3,357,483*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,357,483 shares of Class A common stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
6.9%**
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	Beneficial ownership of the Class A Common Stock referred to herein is being reported hereunder solely because the reporting person directly owns 3,357,483 shares of Class B Common Stock and 3,357,483 JEH LLC Units, which are exchangeable for shares of Class A Common Stock on a one-for-one basis, pursuant to an exchange agreement described in Item 2 of this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any reporting person that it is the beneficial owner of any of the securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. See Items 2, 3, 4 and 5 of this Schedule 13D.

**	Based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units beneficially owned by the Reporting Persons (18,204,216) as of February 12, 2016 and no other JEH LLC Units, were exchanged (along with a corresponding number of shares of Class B Common Stock) for newly-issued shares of Class A Common Stock on a one-for-one basis, for a combined total of 48,723,369 shares of Class A Common

CUSIP No.	48019R108

1	NAMES OF REPORTING PERSONS MCP II (TE) AIF Jones Intermediate LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐
(b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
2,570,033*
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
2,570,033*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,570,033 shares of Class A common stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
5.3%**
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	Beneficial ownership of the Class A Common Stock referred to herein is being reported hereunder solely because the reporting person directly owns 2,570,033 shares of Class B Common Stock and 2,570,033 JEH LLC Units, which are exchangeable for shares of Class A Common Stock on a one-for-one basis, pursuant to an exchange agreement described in Item 2 of this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any reporting person that it is the beneficial owner of any of the securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. See Items 2, 3, 4 and 5 of this Schedule 13D.

**	Based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units beneficially owned by the Reporting Persons (18,204,216) as of February 12, 2016 and no other JEH LLC Units, were exchanged (along with a corresponding number of shares of Class B Common Stock) for newly-issued shares of Class A Common Stock on a one-for-one basis, for a combined total of 48,723,369 shares of Class A Common Stock.

CUSIP No.	48019R108

1	NAMES OF REPORTING PERSONS
MCP II Co-Investment Jones Intermediate LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐
(b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
1,791,914*
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
1,791,914*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,791,914 shares of Class A common stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
3.7%**
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	Beneficial ownership of the Class A Common Stock referred to herein is being reported hereunder solely because the reporting person directly owns 1,791,914 shares of Class B Common Stock and 1,791,914 JEH LLC Units, which are exchangeable for shares of Class A Common stock on a one-for-one basis, pursuant to an exchange agreement described in Item 2 of this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any reporting person that it is the beneficial owner of any of the securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. See Items 2, 3, 4 and 5 of this Schedule 13D.

*	Based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units beneficially owned by the Reporting Persons (18,204,216) as of February 12, 2016 and no other JEH LLC Units, were exchanged (along with a corresponding number of shares of Class B Common Stock) for newly-issued shares of Class A Common Stock on a one-for-one basis, for a combined total of 48,723,369 shares of Class A Common Stock.

CUSIP No.	48019R108

1	NAMES OF REPORTING PERSONS
MCP (C) II Jones Intermediate LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐
(b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	7	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		0
	8	SHARED VOTING POWER
7,182,989*
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
7,182,989*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,182,989 shares of Class A common stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
14.7%**
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	Beneficial ownership of the Class A Common Stock referred to herein is being reported hereunder solely because the reporting person directly owns 7,182,989 shares of Class B Common Stock and 7,182,989 JEH LLC Units, which are exchangeable for shares of Class A Common Stock on a one-for-one basis, pursuant to an exchange agreement described in Item 2 of this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any reporting person that it is the beneficial owner of any of the securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. See Items 2, 3, 4 and 5 of this Schedule 13D.

**	Based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units beneficially owned by the Reporting Persons (18,204,216) as of February 12, 2016 and no other JEH LLC Units, were exchanged (along with a corresponding number of shares of Class B Common Stock) for newly-issued shares of Class A Common Stock on a one-for-one basis, for a combined total of 48,723,369 shares of Class A Common Stock.

CUSIP No.	48019R108

1	NAMES OF REPORTING PERSONS
MCP II Executive Fund Jones Intermediate LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐
(b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	7	SOLE VOTING POWER
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		0
	8	SHARED VOTING POWER
328,400*
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
328,400*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
328,400 shares of Class A common stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
0.7%**
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	Beneficial ownership of the Class A Common Stock referred to herein is being reported hereunder solely because the reporting person directly owns 328,400 shares of Class B Common Stock and 328,400 JEH LLC Units, which are exchangeable for shares of Class A Common Stock on a one-for-one basis, pursuant to an exchange agreement described in Item 2 of this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any reporting person that it is the beneficial owner of any of the securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. See Items 2, 3, 4 and 5 of this Schedule 13D.

**	Based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units beneficially owned by the Reporting Persons (18,204,216) as of February 12, 2016 and no other JEH LLC Units, were exchanged (along with a corresponding number of shares of Class B Common Stock) for newly-issued shares of Class A Common Stock on a one-for-one basis, for a combined total of 48,723,369 shares of Class A Common Stock.

CUSIP No.	48019R108

1	NAMES OF REPORTING PERSONS
MCP II (Cayman) AIF, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐
(b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
2,973,397*
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
2,973,397*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,973,397 shares of Class A common stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
6.1%**
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	Beneficial ownership of the Class A Common Stock referred to herein is being reported hereunder solely because the reporting person may be deemed to beneficially own such securities as a result of its status as the sole member of MCP II (Cayman) AIF Jones Intermediate LLC. MCP II (Cayman) AIF Jones Intermediate LLC directly owns 2,973,397 shares of Class B Common Stock and 2,973,397 JEH LLC Units, which are exchangeable for shares of Class A Common Stock on a one-for-one basis, pursuant to an exchange agreement described in Item 2 of this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any reporting person that it is the beneficial owner of any of the securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. See Items 2, 3, 4 and 5 of this Schedule 13D.

**	Based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units beneficially owned by the Reporting Persons (18,204,216) as of February 12, 2016 and no other JEH LLC Units, were exchanged (along with a corresponding number of shares of Class B Common Stock) for newly-issued shares of Class A Common Stock on a one-for-one basis, for a combined total of 48,723,369 shares of Class A Common Stock.

CUSIP No.	48019R108

1	NAMES OF REPORTING PERSONS
Metalmark Capital Partners II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐
(b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
3,357,483*
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
3,357,483*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,357,483 shares of Class A common stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
6.9%**
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	Beneficial ownership of the Class A Common Stock referred to herein is being reported hereunder solely because the reporting person may be deemed to beneficially own such securities as a result of its status as the sole member of MCP II Jones Intermediate LLC. MCP II Jones Intermediate LLC directly owns 3,357,483 shares of Class B Common Stock and 3,357,483 JEH LLC Units, which are exchangeable for shares of Class A Common Stock on a one-for-one basis, pursuant to an exchange agreement described in Item 2 of this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any reporting person that it is the beneficial owner of any of the securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. See Items 2, 3, 4 and 5 of this Schedule 13D.

**	Based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units beneficially owned by the Reporting Persons (18,204,216) as of February 12, 2016 and no other JEH LLC Units, were exchanged (along with a corresponding number of shares of Class B Common Stock) for newly-issued shares of Class A Common Stock on a one-for-one basis, for a combined total of 48,723,369 shares of Class A Common Stock.

CUSIP No.	48019R108

1	NAMES OF REPORTING PERSONS
MCP II (TE) AIF, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐
(b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
2,570,033*
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
2,570,033*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,570,033 shares of Class A common stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
5.3%**
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	Beneficial ownership of the Class A Common Stock referred to herein is being reported hereunder solely because the reporting person may be deemed to beneficially own such securities as a result of its status as the sole member of MCP II (TE) AIF Jones Intermediate LLC. MCP II (TE) AIF Jones Intermediate LLC directly owns 2,570,033 shares of Class B Common Stock and 2,570,033 JEH LLC Units, which are exchangeable for shares of Class A Common Stock on a one-for-one basis, pursuant to an exchange agreement described in Item 2 of this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any reporting person that it is the beneficial owner of any of the securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. See Items 2, 3, 4 and 5 of this Schedule 13D.

**	Based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units beneficially owned by the Reporting Persons (18,204,216) as of February 12, 2016 and no other JEH LLC Units, were exchanged (along with a corresponding number of shares of Class B Common Stock) for newly-issued shares of Class A Common Stock on a one-for-one basis, for a combined total of 48,723,369 shares of Class A Common Stock.

CUSIP No.	48019R108

1	NAMES OF REPORTING PERSONS
Metalmark Capital Partners II Co-Investment, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐
(b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
1,791,914*
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
1,791,914*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,791,914 shares of Class A common stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
3.7%**
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	Beneficial ownership of the Class A Common Stock referred to herein is being reported hereunder solely because the reporting person may be deemed to beneficially own such securities as a result of its status as the sole member of MCP II Co-Investment Jones Intermediate LLC. MCP II Co-Investment Jones Intermediate LLC directly owns 1,791,914 shares of Class B Common Stock and 1,791,914 JEH LLC Units, which are exchangeable for shares of Class A Common Stock on a one-for-one basis, pursuant to an exchange agreement described in Item 2 of this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any reporting person that it is the beneficial owner of any of the securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. See Items 2, 3, 4 and 5 of this Schedule 13D.

**	Based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units beneficially owned by the Reporting Persons (18,204,216) as of February 12, 2016 and no other JEH LLC Units, were exchanged (along with a corresponding number of shares of Class B Common Stock) for newly-issued shares of Class A Common Stock on a one-for-one basis, for a combined total of 48,723,369 shares of Class A Common Stock.

CUSIP No.	48019R108

1	NAMES OF REPORTING PERSONS
Metalmark Capital Partners (Silo) II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐
(b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
7,182,989*
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
7,182,989*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,182,989 shares of Class A common stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
14.7%**
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	Beneficial ownership of the Class A Common Stock referred to herein is being reported hereunder solely because the reporting person may be deemed to beneficially own such securities as a result of its status as the sole member of MCP (C) II Jones Intermediate LLC. MCP (C) II Jones Intermediate LLC directly owns 7,182,989 shares of Class B Common Stock and 7,182,989 JEH LLC Units, which are exchangeable for shares of Class A Common Stock on a one-for-one basis, pursuant to an exchange agreement described in Item 2 of this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any reporting person that it is the beneficial owner of any of the securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. See Items 2, 3, 4 and 5 of this Schedule 13D.

**	Based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units beneficially owned by the Reporting Persons (18,204,216) as of February 12, 2016 and no other JEH LLC Units, were exchanged (along with a corresponding number of shares of Class B Common Stock) for newly-issued shares of Class A Common Stock on a one-for-one basis, for a combined total of 48,723,369 shares of Class A Common Stock.

CUSIP No.	48019R108

1	NAMES OF REPORTING PERSONS
Metalmark Capital Partners II Executive Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐
(b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
328,400*
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
328,400*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
328,400 shares of Class A common stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
0.7%**
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	Beneficial ownership of the Class A Common Stock referred to herein is being reported hereunder solely because the reporting person may be deemed to beneficially own such securities as a result of its status as the sole member of MCP II Executive Fund Jones Intermediate LLC. MCP II Executive Fund Jones Intermediate LLC directly owns 328,400 shares of Class B Common Stock and 328,400 JEH LLC Units, which are exchangeable for shares of Class A Common Stock on a one-for-one basis, pursuant to an exchange agreement described in Item 2 of this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any reporting person that it is the beneficial owner of any of the securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. See Items 2, 3, 4 and 5 of this Schedule 13D.

**	Based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units beneficially owned by the Reporting Persons (18,204,216) as of February 12, 2016 and no other JEH LLC Units, were exchanged (along with a corresponding number of shares of Class B Common Stock) for newly-issued shares of Class A Common Stock on a one-for-one basis, for a combined total of 48,723,369 shares of Class A Common Stock.

CUSIP No.	48019R108

1	NAMES OF REPORTING PERSONS
Metalmark Capital Partners II GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐
(b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
18,204,216*
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
18,204,216*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,204,216 shares of Class A common stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
37.4%**
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	Beneficial ownership of the Class A Common Stock referred to herein is being reported hereunder solely because the reporting person may be deemed to beneficially own such securities as a result of its status as the general partner of each of MCP II (Cayman) AIF, L.P., Metalmark Capital Partners II, L.P., MCP II (TE) AIF, L.P., Metalmark Capital Partners II Co-Investment, L.P., Metalmark Capital Partners (Silo) II, L.P., Metalmark Capital Partners II Executive Fund, L.P. (collectively, the “Metalmark Funds”). The Metalmark Funds, as a result of their status as the sole members of MCP II (Cayman) AIF Jones Intermediate LLC, MCP II Jones Intermediate LLC, MCP II (TE) AIF Jones Intermediate LLC, MCP II Co-Investment Jones Intermediate LLC, MCP (C) II Jones Intermediate LLC and MCP II Executive Fund Jones Intermediate LLC (collectively, the “Intermediate LLCs”), may be deemed to beneficially own JEH LLC Units and Class B Common Stock which are exchangeable for shares of Class A Common Stock on a one-for-one basis, pursuant to an exchange agreement described in Item 2 of this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any reporting person that it is the beneficial owner of any of the securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. See Items 2, 3, 4 and 5 of this Schedule 13D.

**	Based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units beneficially owned by the Reporting Persons (18,204,216) as of February 12, 2016 and no other JEH LLC Units, were exchanged (along with a corresponding number of shares of Class B Common Stock) for newly-issued shares of Class A Common Stock on a one-for-one basis, for a combined total of 48,723,369 shares of Class A Common Stock.

CUSIP No.	48019R108

1	NAMES OF REPORTING PERSONS
Metalmark Capital Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐
(b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Texas

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
18,204,216*
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
18,204,216*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,204,216 shares of Class A common stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
37.4%**
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	Beneficial ownership of the Class A Common Stock referred to herein is being reported hereunder solely because the reporting person may be deemed to beneficially own such securities as a result of its status as the general partner of Metalmark Capital Partners II GP, L.P. Metalmark Capital Partners II GP, L.P. is the general partner of each of the Metalmark Funds and the Metalmark Funds, as a result of their status as the sole members of the Intermediate LLCs, may be deemed to beneficially own JEH LLC Units and Class B Common Stock which are exchangeable for shares of Class A Common Stock on a one-for-one basis, pursuant to an exchange agreement described in Item 2 of this Schedule 13D. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any reporting person that it is the beneficial owner of any of the securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. See Items 2, 3, 4 and 5 of this Schedule 13D.

**	Based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units beneficially owned by the Reporting Persons (18,204,216) as of February 12, 2016 and no other JEH LLC Units, were exchanged (along with a corresponding number of shares of Class B Common Stock) for newly-issued shares of Class A Common Stock on a one-for-one basis, for a combined total of 48,723,369 shares of Class A Common Stock.

CUSIP No.	48019R108

1	NAMES OF REPORTING PERSONS
Metalmark Capital II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐
(b) ☑
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	7	SOLE VOTING POWER
0
	8	SHARED VOTING POWER
18,255,430*
	9	SOLE DISPOSITIVE POWER
0
	10	SHARED DISPOSITIVE POWER
18,255,430*

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,255,430 shares of Class A common stock*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☑

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
37.5%**
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	Beneficial ownership of the Class A Common Stock referred to herein is being reported hereunder solely because the reporting person may be deemed to beneficially own such securities as a result of (i) its current status as the sole member of Metalmark Capital Holdings LLC, which is the general partner of Metalmark Capital Partners II GP, L.P. Metalmark Capital Partners II GP, L.P. is the general partner of each of the Metalmark Funds and the Metalmark Funds, as a result of their status as the sole members of the Intermediate LLCs, may be deemed to beneficially own JEH LLC Units and Class B Common Stock which are exchangeable for shares of Class A Common Stock on a one-for-one basis, pursuant to an exchange agreement described in Item 2 of this Schedule 13D, (ii) ownership by Metalmark Management II LLC (“Management LLC”), a wholly-owned indirect subsidiary of the reporting person, of 24,262 shares of Class A Common Stock and (iii) grants of 13,476 shares of restricted Class A Common Stock made to each of Howard I. Hoffen and Gregory Myers on July 30, 2015 in respect of their respective service on the Issuer’s board of directors, which securities will fully vest on May 25, 2016 at which time Messrs. Hoffen and Myers will assign all rights, title and interest in these securities to Management LLC. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any reporting person that it is the beneficial owner of any of the securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. See Items 2, 3, 4 and 5 of this Schedule 13D.

**	Based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units beneficially owned by the Reporting Persons (18,204,216) as of February 12, 2016 and no other JEH LLC Units, were exchanged (along with a corresponding number of shares of Class B Common Stock) for newly-issued shares of Class A Common Stock on a one-for-one basis, for a combined total of 48,723,369 shares of Class A Common

This Amendment No. 2 (this “Amendment”) amends and supplements the Statement on Schedule 13D relating to the Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), of Jones Energy, Inc., a Delaware corporation (the “Issuer”) filed on August 8, 2013 (the “Initial Schedule 13D” and, as amended by Amendment No. 1 filed on December 18, 2013 and by this Amendment, this “Schedule 13D”) on behalf of MCP II (Cayman) AIF Jones Intermediate LLC (“AIF Cayman LLC”), MCP II Jones Intermediate LLC (“Jones II LLC”), MCP II (TE) AIF Jones Intermediate LLC (“TE LLC”), MCP II Co-Investment Jones Intermediate LLC (“Co-Invest LLC”), MCP (C) II Jones Intermediate LLC (“C LLC”), MCP II Executive Fund Jones Intermediate LLC (“Executive LLC” and, together with AIF Cayman LLC, Jones II LLC, TE LLC, Co-Invest LLC and C LLC, the “Intermediate LLCs”), MCP II (Cayman) AIF, L.P. (“AIF Fund”), Metalmark Capital Partners II, L.P. (“Metalmark II Fund”), MCP II (TE) AIF, L.P. (“TE Fund”), Metalmark Capital Partners II Co-Investment, L.P.(“Co-Invest Fund”), Metalmark Capital Partners (Silo) II, L.P. (“C Fund”), Metalmark Capital Partners II Executive Fund, L.P. (“Executive Fund” and, together with the AIF Fund, Metalmark II Fund, TE Fund, Co-Invest Fund, C Fund and Executive Fund, the “Metalmark Funds”), Metalmark Capital Partners II GP, L.P. (“Metalmark GP”), Metalmark Capital Holdings LLC (“Metalmark Holdings”) and Metalmark Capital II LLC (“Metalmark Capital II” and, together with the Intermediate LLCs, the Metalmark Funds and Metalmark GP, the “Metalmark Entities”). The Metalmark Entities are referred to in this Schedule 13D collectively as the “Reporting Persons” and individually as a “Reporting Person.” Except as expressly indicated otherwise below, all items from the Initial Schedule 13D are unchanged.  Capitalized terms used in this Amendment but not defined in this Amendment shall have the meanings ascribed to such terms in the Initial Schedule 13D.

Item 2. Identity and Background.

Item 2 of the Initial Schedule 13D is hereby amended and restated in its entirety as follows:

(a) – (e)

This Schedule 13D is being jointly filed by the Reporting Persons pursuant to a Joint Filing Agreement attached hereto as Exhibit 1. The names of the Reporting Persons are MCP II (Cayman) AIF Jones Intermediate LLC, MCP II Jones Intermediate LLC, MCP II (TE) AIF Jones Intermediate LLC, MCP II Co-Investment Jones Intermediate LLC, MCP (C) II Jones Intermediate LLC, MCP II Executive Fund Jones Intermediate LLC , MCP II (Cayman) AIF, L.P., Metalmark Capital Partners II, L.P., MCP II (TE) AIF, L.P., Metalmark Capital Partners II Co-Investment, L.P., Metalmark Capital Partners (Silo) II, L.P., Metalmark Capital Partners II Executive Fund, L.P., Metalmark Capital Partners II GP, L.P., Metalmark Capital Holdings LLC and Metalmark Capital II LLC.

The Reporting Persons have entered into a Joint Filing Agreement, dated the date of the Amendment, which is attached hereto as Exhibit 1 and incorporated into this Item 2 by reference, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act. As a result of the existing relationships described under this Item 2 and the facts and circumstances described in Items 3, 4, 5 and 6, the Reporting Persons may be deemed to constitute a “group” within the meaning of Rule 13d-5(b) under the Act. However, neither the present filing nor anything contained herein shall be construed as an admission that all or any of the Reporting Persons constitute a “group” within the meaning of Rule 13d-5(b) under the Act. Information with respect to each Reporting Person is given solely by such Reporting Person, and no Reporting Person assumes responsibility for the accuracy or completeness of the information furnished by another Reporting Person.

None of the Reporting Persons directly own any shares of Class A Common Stock and are reporting persons solely by virtue of their direct or indirect ownership of Class B Common Stock of the Issuer (the “Class B Common Stock”) and membership interests (“JEH LLC Units”) of Jones Energy

Holdings, LLC (“JEH LLC”) and indirect ownership of Class A Common Stock through Metalmark Management II LLC (“Management LLC”), a wholly-owned indirect subsidiary of Metalmark Capital II. Pursuant to an exchange agreement entered into on July 29, 2013 (the “Exchange Agreement”) among each of the Intermediary LLCs, the Issuer, JEH LLC, Jones Energy Drilling Fund, LP and certain of its affiliated investment funds (the “Jones Family Entities”), Wells Fargo Central Pacific Holdings, Inc. (together with the Intermediary LLCs and the Jones Family Entities, the “Existing Owners”), the Existing Owners (and certain permitted transferees) may (subject to the terms of the Exchange Agreement), exchange their JEH LLC Units (and a corresponding number of shares of Class B Common Stock) for shares of Class A Common Stock (on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions). The Exchange Agreement is attached hereto as Exhibit 2 and incorporated by reference in its entirety into this Item 2.

Each of the Intermediate LLCs, Metalmark Holdings and Metalmark Capital II is a Delaware limited liability company. Each of the Metalmark Funds and Metalmark GP is a Delaware limited partnership.

Each of the Intermediate LLCs, the Metalmark Funds, Metalmark GP, Metalmark Holdings and Metalmark Capital II (directly or indirectly through subsidiaries or affiliated companies or both) is principally engaged in the business of investing in equity, debt, derivative and other securities and assets. AIF Fund is the sole member of AIF Cayman LLC. Metalmark II Fund is the sole member of Jones II LLC. TE Fund is the sole member of TE LLC. Co-Invest Fund is the sole member of Co-Invest LLC. C Fund is the sole member of C LLC. Executive Fund is the sole member of Executive LLC. Metalmark GP is the general partner of each of the Metalmark Funds. Metalmark Holdings is the general partner of Metalmark GP. Metalmark Capital II is the sole member of Metalmark Holdings.

The principal address of each Intermediate LLC, Metalmark Fund, Metalmark GP, Metalmark Holdings and Metalmark Capital II is 1177 Avenue of the Americas, 40th Floor, New York, NY 10036. Set forth in Schedule A attached hereto and incorporated herein by reference is a listing of the members and executive officers of Metalmark Capital II and the business address, present principal occupation or employment and citizenship of each such person.

During the past five years, none of the Reporting Persons nor any person listed on Schedule A attached hereto has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

This Item 2 is qualified in its entirely by reference to Schedule A attached hereto, which is incorporated into this Item 2 by reference.

Item 4. Purpose of Transaction.

Item 4 of the Initial Schedule 13D is hereby amended and supplemented by adding the following information:

No acquisition of Class A Common Stock by the Reporting Persons has occurred since the date of the Initial Schedule 13D. The Reporting Persons are filing this Amendment to report the exchange of 5 million JEH LLC Units held by the Reporting Persons (and a corresponding number of shares of Class B Common Stock) for 5 million shares of Class A Common Stock on May 19, 2015. All such shares of Class A Common Stock were immediately sold to J.P. Morgan Securities LLC, as underwriter, on May

19, 2015 at a price of $9.70 per share for purposes of subsequent sale to the public at a price of $10.00 per share.

Item 5. Interest in Securities of the Issuer.

Item 5 of the Initial Schedule 13D is hereby amended and restated in its entirety as follows:

(a) The Reporting Persons may be deemed to constitute a “group” within the meaning of Rule 13d-5(b) under the Act as a result of the facts and circumstances described in Items 2, 3, 4, 5 and 6 of this Schedule 13D. For purposes of Rule 13d-3 of the Act, the Reporting Persons as a group may be deemed to beneficially own in the aggregate 18,255,430 shares of Class A Common Stock, representing 37.5% of the Class A Common Stock, based on the number of shares of Class A Common Stock (30,519,153) issued and outstanding as of October 30, 2015, as reported in the Issuer’s form 10-Q filed on November 6, 2015, and assuming all outstanding JEH LLC Units (18,204,216) beneficially owned by the Reporting Persons as of February 12, 2016 (and no other outstanding JEH LLC Units) were exchanged (along with a corresponding number of shares of Class B Common Stock) (the “Exchange”) for newly-issued shares of Class A Common Stock. The Reporting Persons do not directly own any shares of Class A Common Stock.

(b) AIF Cayman LLC directly owns and has the shared power to vote, direct the voting of, dispose of and direct the disposition of 2,973,397 shares of Class B Common Stock and 2,973,397 JEH LLC Units, representing 6.1% of the Class A Common Stock assuming the occurrence of the Exchange. By virtue of the relationship previously reported under Item 2 of this Schedule 13D, AIF Fund may be deemed to beneficially own and have shared power to vote, direct the voting of, dispose of and direct the disposition of the shares of Class B Common Stock and JEH LLC Units owned by AIF Cayman LLC, representing 6.1% of the Class A Common Stock assuming the occurrence of the Exchange.

Jones II LLC directly owns and has the shared power to vote, direct the voting of, dispose of and direct the disposition of 3,357,483 shares of Class B Common Stock and 3,357,483 JEH LLC Units, representing 6.9% of the Class A Common Stock assuming the occurrence of the Exchange. By virtue of the relationship previously reported under Item 2 of this Schedule 13D, the Metalmark II Fund may be deemed to beneficially own and have shared power to vote, direct the voting of, dispose of and direct the disposition of the shares of Class B Common Stock and JEH LLC Units owned by Jones II LLC, representing 6.9% of the Class A Common Stock assuming the occurrence of the Exchange.

TE LLC directly owns and has the shared power to vote, direct the voting of, dispose of and direct the disposition of 2,570,033 shares of Class B Common Stock and 2,570,033 JEH LLC Units, representing 5.3% of the Class A Common Stock assuming the occurrence of the Exchange. By virtue of the relationship previously reported under Item 2 of this Schedule 13D, the TE Fund may be deemed to beneficially own and have shared power to vote, direct the voting of, dispose of and direct the disposition of the shares of Class B Common Stock and JEH LLC Units owned by TE LLC, representing 5.3% of the Class A Common Stock assuming the occurrence of the Exchange.

Co-Invest LLC directly owns and has the shared power to vote, direct the voting of, dispose of and direct the disposition of 1,791,914 shares of Class B Common Stock and 1,791,914 JEH LLC Units, representing 3.7% of the Class A Common Stock assuming the occurrence of the Exchange. By virtue of the relationship previously reported under Item 2 of this Schedule 13D, the Co-Invest Fund may be deemed to beneficially own and have shared power to vote, direct the voting of, dispose of and direct the disposition of the shares of Class B Common Stock and JEH LLC Units owned by Co-Invest LLC, representing 3.7% of the Class A Common Stock assuming the occurrence of the Exchange.

C LLC directly owns and has the shared power to vote, direct the voting of, dispose of and direct the disposition of 7,182,989 shares of Class B Common Stock and 7,182,989 JEH LLC Units, representing 14.7% of the Class A Common Stock assuming the occurrence of the Exchange. By virtue of the relationship previously reported under Item 2 of this Schedule 13D, the C Fund may be deemed to beneficially own and have shared power to vote, direct the voting of, dispose of and direct the disposition of the shares of Class B Common Stock and JEH LLC Units owned by C LLC, representing 14.7% of the Class A Common Stock assuming the occurrence of the Exchange.

Executive LLC directly owns and has the shared power to vote, direct the voting of, dispose of and direct the disposition of 328,400 shares of Class B Common Stock and 328,400 JEH LLC Units, representing 0.7% of the Class A Common Stock assuming the occurrence of the Exchange. By virtue of the relationship previously reported under Item 2 of this Schedule 13D, the Executive Fund may be deemed to beneficially own and have shared power to vote, direct the voting of, dispose of and direct the disposition of the shares of Class B Common Stock and JEH LLC Units owned by Executive LLC, representing 0.7% of the Class A Common Stock assuming the occurrence of the Exchange.

By virtue of the relationships previously reported under Item 2 of this Schedule 13D, each of Metalmark GP and Metalmark Holdings may be deemed to beneficially own and have shared power to vote, direct the voting of, dispose of and direct the disposition of the shares of Class B Common Stock and JEH LLC Units owned by the Intermediate LLCs, representing 37.4% of the Class A Common Stock assuming the occurrence of the Exchange.

By virtue of (i) the relationships previously reported under Item 2 of this Schedule 13D, through which Metalmark Capital II may be deemed to beneficially own and have shared power to vote, direct the voting of, dispose of and direct the disposition of the shares of Class B Common Stock and JEH LLC Units owned by the Intermediate LLCs, (ii) ownership by Management LLC, a wholly-owned indirect subsidiary of Metalmark Capital II, of 24,262 shares of Class A Common Stock and (iii) the ownership of restricted Class A Common Stock by Howard I. Hoffen and Gregory Myers described below, Metalmark Capital II may be deemed to beneficially own and have shared power to vote, direct the voting of, dispose of and direct the disposition of 37.5% of the Class A Common Stock assuming the occurrence of the Exchange.

Howard I. Hoffen holds 13,476 restricted shares of Class A Common Stock granted by the Issuer to Mr. Hoffen in respect of his service on the Issuer’s board of directors. Mr. Hoffen is a Managing Director of Management LLC. These securities will fully vest on May 25, 2016. In connection with the vesting of these securities, Mr. Hoffen will assign all rights, title and interest in these securities to Management LLC.

Gregory Myers holds 13,476 restricted shares of Class A Common Stock granted by the Issuer to Mr. Myers in respect of his service on the Issuer’s board of directors. Mr. Myers is a Managing Director of Management LLC. These securities will fully vest on May 25, 2016. In connection with the vesting of these securities, Mr. Myers will assign all rights, title and interest in these securities to Management LLC.

In addition to the beneficial ownership of the Reporting Persons described herein, by virtue of the Stockholders Agreement as further described in Item 6 of this Schedule 13D, each of the Reporting Persons, together with the Jones Family Entities, may be deemed to be a member of a “group” under Section 13(d) of the Act, which may be deemed to beneficially own, have shared power to vote or direct the vote over and have shared dispositive power over 12,307,314 shares of Class A Common Stock beneficially owned by the Jones Family Entities, as reported in the Jones Family Entities’ Statement on Schedule 13D filed on May 9, 2014. The Reporting Persons disclaim beneficial ownership of the Class A Common Stock beneficially owned by the Jones Family Entities.

The information set forth in Items 7 through 11 of the cover pages hereto are incorporated herein by reference. Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission by any of the Reporting Persons that it is the beneficial owner of any of the Class A Common Stock referred to herein for the purposes of Section 13(d) of the Act or for any other purpose, and such beneficial ownership is expressly disclaimed by each Reporting Person except to the extent of such Reporting Person’s pecuniary interest, if any, in the Class A Common Stock.

(c) Except as set forth in this Schedule 13D, none of the Reporting Persons has effected any transactions in Class A Common Stock in the past 60 days.

(d) No other person is known by the Reporting Persons to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Class A Common Stock that may be deemed to be beneficially owned by the Reporting Persons as provided for herein.

(e) Not applicable.

Item 7. Material to Be Filed as Exhibits.

Item 7 of the Initial Schedule 13D is hereby amended and supplemented by adding the following information:

Exhibit 6 Joint Filing Agreement dated February 12, 2016 among the Reporting Persons (filed herewith).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: February 12, 2016.

MCP (C) II JONES INTERMEDIATE LLC

By: Metalmark Capital Partners (Silo) II, L.P., its Sole Member

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

       Kenneth F. Clifford

       Chief Financial Officer and Managing Director

MCP II CO-INVESTMENT JONES INTERMEDIATE LLC

By: Metalmark Capital Partners II Co-Investment, L.P.,
       its Sole Member

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

MCP II JONES INTERMEDIATE LLC

By: Metalmark Capital Partners II, L.P., its Sole Member

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

MCP II (TE) AIF JONES INTERMEDIATE LLC

By: MCP II (TE) AIF, L.P., its Sole Member

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

MCP II (CAYMAN) AIF JONES INTERMEDIATE LLC

By: MCP II (Cayman) AIF, L.P., its Sole Member

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

MCP II EXECUTIVE FUND JONES INTERMEDIATE LLC

By: Metalmark Capital Partners II Executive Fund, L.P.,
its Sole Member

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

MCP II (CAYMAN) AIF, L.P.

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

METALMARK CAPITAL PARTNERS II, L.P.

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

MCP II (TE) AIF, L.P.

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

     Kenneth F. Clifford

     Chief Financial Officer and Managing Director

METALMARK CAPITAL PARTNERS II CO-INVESTMENT, L.P.

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

       Kenneth F. Clifford

       Chief Financial Officer and Managing Director

METALMARK CAPITAL PARTNERS (SILO) II, L.P.

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

     Kenneth F. Clifford

     Chief Financial Officer and Managing Director

METALMARK CAPITAL PARTNERS II EXECUTIVE FUND, L.P.

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

     Kenneth F. Clifford

     Chief Financial Officer and Managing Director

METALMARK CAPITAL PARTNERS II GP, L.P.

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

       Kenneth F. Clifford

       Chief Financial Officer and Managing Director

METALMARK CAPITAL HOLDINGS LLC

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

METALMARK CAPITAL II LLC

 By: /s/ Kenneth F. Clifford

        Kenneth F. Clifford
        Chief Financial Officer and Managing Director

SCHEDULE A

MEMBERS AND EXECUTIVE OFFICERS OF METALMARK CAPITAL II LLC

The following sets forth the name, principal occupation and citizenship of each of the members and executive officers of Metalmark Capital II LLC. The business address of each of the persons listed below is 1177 Avenue of the Americas, 40th Floor, New York, NY 10036.

Name and Title	Principal Occupation	Citizenship
Howard I. Hoffen	Managing Member, Chairman, Chief Executive Officer and Managing Director	United States
Leigh J. Abramson	Managing Director	United States
Kenneth F. Clifford	Chief Financial Officer and Managing Director	United States
Andrew Feller	Managing Director	United States
Michael C. Hoffman	Managing Director	United States
Fazle Husain	Managing Director	United States
Gregory Myers	Managing Director	United States
Jeffrey M. Siegal	Managing Director	United States

EXHIBIT INDEX

Exhibit 6 Joint Filing Agreement dated February 12, 2016 among the Reporting Persons (filed herewith).

Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree as follows:

(i) Each of them is individually eligible to use the Schedule 13D to which this Exhibit is attached, and such Schedule 13D is filed on behalf of each of them;

(ii) Each of them agrees to the joint filing of such Schedule 13D (including amendments thereto) in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended; and

(iii) Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: February 12, 2016

MCP (C) II JONES INTERMEDIATE LLC

By: Metalmark Capital Partners (Silo) II, L.P., its Sole Member

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

        Kenneth F. Clifford

      Chief Financial Officer and Managing Director

MCP II CO-INVESTMENT JONES INTERMEDIATE LLC

By: Metalmark Capital Partners II Co-Investment, L.P.,
its Sole Member

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

        Kenneth F. Clifford

       Chief Financial Officer and Managing Director

MCP II JONES INTERMEDIATE LLC

By: Metalmark Capital Partners II, L.P., its Sole Member

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

       Kenneth F. Clifford

       Chief Financial Officer and Managing Director

MCP II (TE) AIF JONES INTERMEDIATE LLC

By: MCP II (TE) AIF, L.P., its Sole Member

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

     Chief Financial Officer and Managing Director

MCP II (CAYMAN) AIF JONES INTERMEDIATE LLC

By: MCP II (Cayman) AIF, L.P., its Sole Member

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

     Kenneth F. Clifford

      Chief Financial Officer and Managing Director

MCP II EXECUTIVE FUND JONES INTERMEDIATE LLC

By: Metalmark Capital Partners II Executive Fund, L.P.,
its Sole Member

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

     Kenneth F. Clifford

     Chief Financial Officer and Managing Director

MCP II (CAYMAN) AIF, L.P.

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

METALMARK CAPITAL PARTNERS II, L.P.

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

MCP II (TE) AIF, L.P.

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

METALMARK CAPITAL PARTNERS II CO-INVESTMENT, L.P.

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

METALMARK CAPITAL PARTNERS (SILO) II, L.P.

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

METALMARK CAPITAL PARTNERS II EXECUTIVE FUND, L.P.

By: Metalmark Capital Partners II GP, L.P., its General Partner

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

METALMARK CAPITAL PARTNERS II GP, L.P.

By: Metalmark Capital Holdings LLC, its General Partner

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

METALMARK CAPITAL HOLDINGS LLC

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director

METALMARK CAPITAL II LLC

By: /s/ Kenneth F. Clifford

      Kenneth F. Clifford

      Chief Financial Officer and Managing Director